Exhibit 10.6

Revised December 23, 2004
Revised January 10, 2005
Revised January 21, 2005	SHOPPING CENTER LEASE

This lease ("Lease"), dated as of December 1, 2004, by and between KIMCO AUSTIN L. P. ("Landlord") and BROKERS NATIONAL LIFE ASSURANCE COMPANY ("Tenant");

W I T N E S S E T H:

WHEREAS, Landlord and Tenant wish to enter into this Lease on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained in this Lease, Landlord and Tenant hereby agree as follows:

Tenant hereby leases the Leased Premises (as hereinafter defined) from Landlord and Landlord hereby leases the Leased Premises to Tenant upon, and subject to, the terms and conditions hereinafter set forth in this Lease.

1.	Basic Lease Provisions and Definitions.

In addition to other terms defined in this Lease, the following terms whenever used in this Lease with the first letter of each word capitalized shall have only the meanings set forth in this Article, unless such meanings are expressly modified, limited or expanded elsewhere herein.

(A) Shopping Center Location:	Depicted on Exhibit "A", located in Center of the Hills
	Austin, TXSite No.:	STXA0589/

(B) Leased Premises:	The premises Identified as 12 shown hatched on Exhibit "A" (see Article 2).

(C) Floor Area:	20,337 square feet (see Article 2).

(D) Lease Commencement Date:	The date Landlord tenders possession of the Leased Premises to Tenant (see Article 2 and Article 37).

(D-1) Triple Net Rent Date:	June 1, 2005 (see Article 2).
:
(E) Rent Commencement Date:	June 1, 2006 (see Article 2).

(G) Expiration Date:	The last day of the calendar month in which occurs the 7th anniversary of the day immediately preceding the Rent Commencement Date (see Article 2).

(H) Base Rent Schedule - Original Term (see Article 3)

Lease	Annual Base	Monthly
Year	Rent	Installment

1	$157,611.75	$13,134.31
2	$183,033.00	$15,252.75
3	$183,033.00	$15,252.75
4	$183,033.00	$15,252.75
5	$223,707.00	$18,642.25
6	$223,707.00	$18,642.25
7	$264,381.00	$22,031.75

(I) Tax Rent:	As provided In Article 5(B).

(J) Common Area Rent:	As provided in Article 8(D).

(K) Percentage Rent Rate:	None

(L) Security Deposit:	None

(M) Permitted Use:	An insurance office selling life, accident and health insurance to Tenant's customers. Tenant Is strictly prohibited from (i) providing tax preparation or consulting services to its customers and (ii) operating the Leased Premises as a chiropractic care center or medical rehabilitation office.

(N) Landlord's Notice Address: See Article 29	3333 NEW HYDE PARK ROAD SUITE 100 P.O. BOX 5020 NEW HYDE PARK, NEW YORK 11042-0020

(O) Tenant's Notice Address:	Brokers National Life Assurance Company 2100 W. William Cannon Drive Austin, TX 78745

(P) Broker(s):	Ranger Commercial 207 Dasher Austin, TX 78734 (512) 750-9311 Attn: Richard Skinner

The Weitzman Group 106 East 6th, Suite 200 Austin, TX 78701 (512) 482-0094 Attn: David Simmonds

FOR INFORMATION ONLY

Tenant's Telephone No.:	(800) 798-1125

Tenant's Fax No.:	(512) 383-8502

Tenant's Email Address.:

Tenant's Business Name:	Brokers National Life Assurance Company

Tenant's Contact Person:	Barry Shamas

Guarantor(s):

The following riders and exhibit(s) are hereby incorporated into this Lease and made a part of this Lease for all purposes:

Riders:	Rider "A" General Lease Provisions (set forth in Articles 2 through 29).
Rider "B" Specific Lease Provisions (beginning with Article 30).

Exhibit(s):
Exhibit "A" - Site Plan
Exhibit "B" - Intentionally Deleted
Exhibit "B-1" - Contractor's Indemnity Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written.

WITNESS TO LANDLORD:	LANDLORD: KIMCO AUSTIN L.P.
	By:	Kimco Austin 589, Inc., its General Partner

	By:	/s/ BRUCE M. KAUDERER
(corporate seal)
/s/ Illegible	Print Name:	BRUCE M. KAUDERER
/s/ Illegible	Title	Vice President
	Date Signed:	2/15/05

RIDER A

THIS RIDER A IS ATTACHED TO AND HEREBY MADE A PART OF THE LEASE
(SEE ALSO RIDER B).

2. Leased Premises, Term and Lease Year. The Leased Premises is deemed to contain an amount of square feet of space equal to the Floor Area. The Lease Term shall commence on the Lease Commencement Date. Tenant's duty to pay Rent shall commence on the Rent Commencement Date, Notwithstanding the foregoing, Tenant shall pay the first month's installment of Rent on the execution hereof, which amount shall be applied as a credit against such first monthly installment as and when due (and promptly refunded if, for any reason other than Tenant's default, this Lease should be terminated by reason of non-occurrence of the Lease Commencement Date). The Lease Term shall expire without notice on the Expiration Date. On request, Tenant shall promptly deliver to Landlord a statement in recordable form specifying the Rent Commencement Date and the Expiration Date. The first Lease Year shall commence on the Rent Commencement Date and end on the last day of the calendar month in which occurs the first anniversary of the day immediately preceding the Rent Commencement Date. Each succeeding Lease Year shall be each successive twelve (12) month period.

3. (A) Base Rent. Tenant shall pay Base Rent at the annual rates specified in the Base Rent Schedules in monthly installments paid in advance on the first day of each calendar month in the amount specified in the Base Rent Schedule. If the Rent Commencement Date is not the first of the month, the Base Rent for that month shall be prorated. Should any Lease Year contain more or less than twelve (12) months, Base Rent and other charges for such Lease Year shall be appropriately prorated. All other payments to be made by Tenant pursuant to this Lease are in addition to Base Rent. Tenant shall pay Base Rent and other Rent to Landlord or its designated agent at the address Landlord designates without Landlord making any demand. The obligation to pay Base Rent and other Rent is an independent, unconditional covenant.

(B) Additional Rent. Base Rent and all other payments required to be made by Tenant (including, but not limited to, Tax Rent and Common Area Rent) shall be deemed to be and are included in the term "Rent", which shall be due and payable on demand or together with the next installment of Base Rent, whichever first occurs, unless another time is expressly provided for payment. Landlord shall have the same rights and remedies for non-payment of any Rent or any as for a non-payment of Base Rent. Tenant shall pay to Landlord any tax or license fee measured by Tenant's Rents receivable by Landlord (presently, although subject to change, the jurisdiction where the Leased Premises is located does not impose such a "Rent Tax" or similar tax on rents); these taxes shall be paid by Tenant each month with monthly payments of Rent,

(C) Late Rent. Any Rent or not paid when due shall bear interest on the payable amount from the date when due until paid at the Default Interest Rate (see Article 24(B)); in addition, Tenant shall pay Landlord a Fifty ($50.00) Dollar late charge for each overdue payment.

(D) Notwithstanding any alleged defense, counterclaim or offset against Rent, Tenant shall continue to pay Landlord all Rent faithfully when due, including during the continuance of any dispute or legal action, subject to reimbursement if directed by the Court. Tenant hereby consents to the entry in any court action of an order requiring Tenant to make Rent payments during the pendency of the lawsuit. All Rent due to Landlord under this Lease shall, unless and to the extent expressly otherwise provided herein, be due and payable without any notice, demand, offset, credit, deduction or abatement.

4.	Intentionally Deleted.

5.	Taxes.

(A) "Taxes" shall mean and include: real estate taxes; special and general assessments; water and sewer rents and charges including connection or hookup charges; governmental license and permit fees; charges for public or private easements benefiting the Shopping Center; taxes on other areas made available for the common use or benefit of tenants; and all other governmental impositions and charges (extraordinary as well as ordinary, foreseen and unforeseen) which are either a lien on the Shopping Center or which are charged, levied or assessed on, or imposed in connection with, the use, occupancy or possession of the Shopping Center, and/or which appear as a charge on a tax bill given to Landlord by any official taxing authority; and also: taxes, license fees or other charges measured by the rents receivable by Landlord from the Shopping Center; occupancy taxes, rent taxes or similar taxes; interest on Tax installment payments; and costs, expenses and fees (including attorneys' and other experts' fees) incurred by Landlord in contesting and/or negotiating Taxes with the public authorities (regardless of the outcome). If any method of taxation prevailing on the date of this Lease is altered, so as a substitute for the whole or any part of real estate taxes there is levied or assessed a different kind of tax, the different tax shall be deemed included in "Taxes". However, "Taxes" shall not include any inheritance, estate, succession, transfer, gift, franchise or corporation tax, or any net income tax, profit tax or capital tax imposed on Landlord. A copy of an official tax bill with respect to a governmental tax or assessment shall be conclusive evidence of the amount of a Tax. If the Leased Premises is located in Indiana, Ohio, Illinois or other jurisdiction wherein taxes are billed or are payable in arrears after they have accrued or become a lien, then the taxes that are payable or become a lien during the calendar year in which the Lease Term is in effect shall be included in the definition of "Taxes" shared in or payable by Tenant according to the provisions of this Article even though the payment thereof relates to a fiscal tax period in whole or in part occurring prior to the commencement of or after the end of the Lease Term.

(B) Tax Rent. As additional Rent for each year of this Lease (herein called 'Tax Rent"), Tenant shall pay to Landlord, in the manner hereinafter described, the product obtained by multiplying the aggregate amount of all Taxes payable by Landlord for the then-current calendar year (or other fiscal or accounting year selected by Landlord) by a fraction ("Tenant's Fraction"), the numerator of which is the Floor Area of the Leased Premises, and the denominator of which is the total square foot ground floor area which is leasable for space (on the first day of the month in question) inside all the buildings of the Shopping Center. Notwithstanding the foregoing, at Landlord's option Tenant's Fraction may be appropriately adjusted with regard to Tax Rent and/or Common Area Rent to exclude from the denominator thereof any land and/or building(s) in the Shopping Center leased to or occupied by third parties with separate tax lots or parcels for which they directly or indirectly pay taxes and/or who are responsible for maintenance of portions of the Common Areas; provided that in such event the Taxes or Common Area expenses paid by such third parties shall also be excluded in the computation of Taxes and/or Yearly Common Area Costs. On the first day of each month in advance, Tenant shall pay to Landlord one-twelfth (l/12th) of Tenant's annual share of Tax Rent, based on Landlord's estimates. If after the end of a calendar year (or other accounting period used by Landlord) the total of the monthly payments by Tenant for the year has exceeded or is less than the annual Tax Rent actually due, then an adjustment shall be made with appropriate payments to or repayment by Landlord, If the amount of any Taxes payable during the current year shall not yet have been billed by the taxing authority, the monthly Tax Rent then payable shall be based on the amount of the corresponding Taxes for the immediately preceding Tax year, subject to immediate adjustment (and payment of the adjusted amount by Tenant) when such Taxes are billed or determined,

(C) Other Taxes. In addition to Tax Rent, Tenant shall pay in the entirety: all taxes attributable to its signs, personal property and leasehold interests; all taxes allocable or attributable to any improvements made by Tenant to the Leased Premises; all occupancy taxes or other taxes on its right to occupy the Leased Premises; all taxes on Its Rent (including sales taxes on rents if the Leased Premises is in Florida or in any other jurisdiction imposing a tax on rents); and other taxes imposed on tenants generally,

7. Construction; Condition of Premises; Ownership of Installations. If Tenant enters the Leased Premises before the Lease Commencement Date (but Tenant shall have no such right except as may be expressly provided herein or with Landlord's prior written consent), Tenant shall pay for all utilities used by it and defend, indemnify and hold Landlord harmless from all liability which arises out of Tenant's possession, use or occupancy during that period, and provide Landlord with the insurance referred to in Article 11 (B), and the indemnity in Article 11 (A) shall apply and all other provisions of this Lease shall apply except (unless otherwise stated herein) the obligation to pay Rent. Promptly following the Lease Commencement Date, Tenant shall (subject to the provisions of Article 10(E) and all other relevant provisions of this Lease) fixture and do all other work, including installation of an attractive exterior lighted sign above its entrance (see Article 10 (D)), in order to prepare the Leased Premises for business operation, and complete its work, and open for business promptly. Prior to operating its business, Tenant shall obtain a permanent certificate of occupancy (or local equivalent) for the Leased Premises from the local government agency having jurisdiction, and obtain final lien waivers for all work performed by or on behalf of Tenant and forward copies to Landlord. Tenant shall, at its sole expense, in doing any work, making any installations, or in using, occupying or conducting business at the Leased Premises, comply with all present and future laws, regulations, building codes and/or fire codes applicable to the Leased Premises or to Tenant's use or occupancy or business operations, including those that relate to installation, maintenance, upgrading, repair or replacement of sprinkler systems, and Tenant shall defend, indemnify and hold Landlord harmless from all losses, damages, claims, liabilities, costs and expenses (including legal fees) arising out of any failure to do so. Tenant acknowledges Landlord has made no representations, and that Tenant has conducted all inspections it deems necessary (including environmental), and Tenant accepts the Leased Premises and all the equipment, apparatus, plumbing, heating, air conditioning, electric, water, waste disposal and other systems relating thereto and the parking lot and the other Common Area of the Shopping Center "AS IS". Landlord is not obligated with respect to either the Leased Premises or the Shopping Center to make any improvements, changes, installations, do any work, make any alterations, repairs or replacements, clean out the Leased Premises, obtain any permits, licenses or governmental approvals, or spend any money either to put Tenant in possession or to permit Tenant to open for business, unless Landlord has so agreed expressly in this Lease. All work other than that to be performed by Landlord, if any, shall be accomplished by Tenant. Unless specifically stated otherwise in this Lease, it is deemed that Landlord shall have tendered possession of the Leased Premises to Tenant immediately on the signing of this Lease by both Landlord and Tenant. Except for signs, merchandise counters or other easily removable similar trade fixtures and office equipment, installed by Tenant at Tenant's expense, all alterations, decorations, additions and improvements made by Tenant to the Leased Premises and including all heating and air-conditioning units, equipment and apparatus at the Leased Premises and other fixtures such as ceiling tiles and grids, lighting fixtures, electric panel boxes, plumbing, boilers, floor and wall coverings, alarm systems, lights, toilet fixtures, partitions, doors and utilities shall be deemed attached to the freehold and be Landlord's property.

8. Common Area.

(A) Subject to subparagraph (C) below, Tenant and its employees, agents, and customers shall have the non-exclusive right to the use or benefit of the Common Area to the extent and in the manner reasonably designated by Landlord. Except as otherwise specified in this Lease, Landlord agrees to make all necessary repairs and maintenance to the Common Area to keep same in good condition, including without limitation sweeping and removal of snow, ice and refuse, and landscaping maintenance. (See also Article 41 re: maintenance of the existing elevator in the Leased Premises).

(B) "Common Area" is hereby defined as the areas, equipment and facilities of the Shopping Center or of any other land or property made available by Landlord for the safety, benefit or convenience of tenants or their employees, subtenants, customers or invitees, including (as illustrations and not in limitation): parking areas, driveways, truck serviceways, sidewalks and curbs; entrances and exits from the adjacent streets; traffic lights, traffic islands, landscaped areas; meter rooms outside individual stores; fencing; lighting facilities; sprinkler system serving landscaped areas or buildings; sewage system outside tenants' stores; roofs, gutters and downspouts and the exterior of outside walls (excluding storefronts) of buildings (without implying Tenant may use the roofs or outside walls); directional or safety signs; Landlord's pylon signs (but not individual tenant panels) and sign panels which identify the Shopping Center. Tenant acknowledges that the Common Area may also be used by occupants and/or invitees of properties adjoining the Shopping Center, whether or not owned, leased or managed by Landlord,

(C) Landlord reserves the right at any time and from time to time to change or reduce or add to the Common Area. Common Area shall be under the exclusive control and management of Landlord (including the hours that parking area lights are kept on). Tenant and its employees shall park their vehicles only in areas Landlord designates for employee parking as Employee Parking Area on Exhibit "A"; Tenant hereby acknowledging that Landlord may relocate such area at any time upon five (5) days notice to Tenant; if after one (1) violation notice is given to Tenant a violation recurs by Tenant or its employees parking vehicles in other than the employee parking areas, Landlord shall have the right to tow such vehicle at Tenant's expense and/or levy an assessment against Tenant of Forty ($40.00) Dollars per day for each vehicle. Tenant shall not permit trucks or delivery vehicles used by it to be parked in the Common Area except where Landlord permits, Landlord may close parts of the Common Area for such time necessary in its opinion to prevent a dedication or accrual of rights in other persons, or to discourage non-customer parking. Landlord shall not be obligated (although it may do so at its option) to keep the Common Area illuminated to any extent after 10:00 P.M. or on any Sunday or legal holiday.

(D) Common Area Rent. In the manner hereinafter described, Tenant shall pay its share of "Yearly Common Area Costs" (hereinafter defined). On the first day of each month in advance, Tenant shall pay to Landlord, as additional Rent (herein called "Common Area Rent") one-twelfth (1/12th) of Tenant's annual share of Landlord's estimated Yearly Common Area Costs, based on Landlord's estimates. Tenant's annual share shall be determined by multiplying the Yearly Common Area Costs by Tenant's Fraction (defined in Article 5(B)). For a portion of a calendar month at the beginning of the Lease Term, Tenant's Common Area Rent shall be prorated for that month.

(E) "Yearly Common Area Costs" shall mean and include all costs and expenses incurred by Landlord during each twelve (12) month period selected by Landlord for repair, replacement, painting, maintenance, protection and operation of the Common Area and for insurance carried by Landlord with respect to the Shopping Center, and insurance-related costs and expenses, including (by way of examples and not in limitation) costs or expenses relating to: parking areas, sidewalks and the like; storm water and sewage drainage and sanitary control; removal of snow, ice and refuse (including use of trash compactors); gardening and landscaping; roof repairs; insuring buildings and improvements and insuring for bodily injury and property damage liability, including but not limited to insurance premiums, administrative costs, fees, losses within deductibles and/or self-insured retentions for All-Risk Property Insurance including Flood and Earthquake, Boiler & Machinery, Loss of Rents, Crime, General and Umbrella liability, Workers Compensation, Automobile, and such other coverages and limits as Landlord in its sole discretion deems reasonable in the circumstances, all at the fair premiums (which may be at the manual rates applicable to the Shopping Center), as if the Shopping Center was the only property owned by Landlord (but notwithstanding the foregoing, such insurance may be obtained through blanket policies as long as Landlord makes a reasonable allocation of premiums to the Shopping Center, which allocation may be based, inter alta upon a uniform per square foot rate for all or substantially all property owned by Landlord and affiliates); controlling or eliminating puddling or flooding; lighting (including electric cost and maintenance, repair or replacement of fixtures, poles and replacement of bulbs); depreciation of property owned or rental paid for maintenance machinery and equipment; taxes or fees payable by Landlord for any pylons, equipment or other facilities; costs of security patrols, directing parking and policing the Common Areas, compensation to personnel engaged in managing the Common Areas and implementing services related thereto; plus fifteen (15%) percent of the Yearly Common Area Costs as a fixed administrative fee for Landlord. Landlord may cause any services such as sweeping, snow removal, repairs, etc. to be provided by independent contractors, and the fees paid shall be part of Yearly Common Area Costs.

(F) After the end of each accounting period, Landlord shall furnish a statement of the actual Yearly Common Area Costs. If the statement shows that the aggregate of Tenant's monthly estimates paid by Tenant during such year was less than Tenant's Common Area Rent payable, Tenant shall pay the balance due to Landlord within ten (10) days after receipt of the statement; and if the statement shows that the aggregate paid exceeded the Common Area Rent payable, Landlord shall either refund the excess or credit Tenant's next accruing Common Area Rent, Tenant's failure to give Landlord written notice of any objection to the statement within ninety (90) days after the statement is sent shall constitute a waiver of any objection or inquiry Tenant may have about the statement or for any examination of Landlord's records. Tenant acknowledges Landlord has not made any warranty, agreement or representation of any kind as to the actual dollar amount of Yearly Common Area Costs or Tenant's dollar share thereof.

(G) Tenant's Right to Audit.

If Tenant's Common Area Rent in any CAM Year (defined below) increases by more than five percent over the previous CAM Year. Tenant shall have the right, upon not less than ten business days notice, to audit Landlord's books regarding the Yearly Common Area Costs for the period reflected in the most recent statement (the "CAM Year") provided (i) the audit is conducted at Landlord's home office during Landlord's normal business hours; (ii) the audit occurs no more than one time for the CAM Year in question; (iii) the audit is done at Tenant's sole cost and expense; (iv) Tenant is not in default under any provision of the Lease; and (v) the audit is conducted by a certified public accountant paid on an hourly rate. Tenant shall deliver to Landlord a copy of the results of the audit within ten days of its receipt by Tenant. No such audit shall be conducted if any other tenant has conducted an audit for the same time period if Landlord agrees to deliver to Tenant a copy of the other tenant's audit results. Notwithstanding the foregoing, no subtenant shall have the right to conduct an audit and no assignor-tenant or assignee-tenant shall be entitled to conduct an audit for any period of time that it was not the tenant properly in possession of the Leased Premises.

The parties acknowledge that an auditor should seek an accurate review of the appropriate records but, if a fee is based upon the amount of the recovery, the auditor could be motivated to overstate the facts in hopes of getting a higher settlement. Therefore, Tenant agrees that it will not use an auditor who operates on a contingency basis or on any payment schedule where the compensation may vary based upon the amount of recovery. Prior to commencing any audit, Tenant shall deliver to Landlord a copy of its retainer agreement with the auditor which contract shows that Tenant has authorized the auditor to examine the books on its behalf and reflects the agreed upon compensation schedule.

With respect to any such audit conducted by Tenant, Tenant and its auditor shall sign a confidentiality agreement promising to keep all information gained as a result of the audit strictly confidential and to not disclose the information to anyone or any entity. Neither Tenant nor its auditor shall be entitled to audit or examine any records specifically pertaining to another tenant at the Shopping Center.

9.	Use of Premises.

(A) Tenant agrees that the Leased Premises will be used and occupied by Tenant and/or any assignees, sublessees or other occupants (which reference to assignees, sublessees and other occupants shall not be deemed to give Tenant any rights to assign or sublet not specifically set forth in this Lease), or permitted to be used and occupied by Tenant or any other such parties only for the Permitted Use, and for no other use or purpose. Without limitation of the foregoing, no sale or dispensing of lottery tickets, other gaming tickets, liquor, wine or beer shall be permitted.

(C) Tenant's Business Operations. Tenant shall keep the Leased Premises open and operated continuously for business not less thirty-seven and one-half (37 1/2) hours during each week of the Lease Term. Tenant will continuously operate its business therein with diligence and fully staffed with personnel at the Leased Premises. Tenant agrees for its part: no auction, fire, bankruptcy, going out of business or similar sale will be conducted or advertised; no merchandise will be kept, displayed or sold or business solicited in the Shopping Center outside the Leased Premises; no nuisance will be permitted; nothing shall be done which is unlawful, offensive or contrary to any law, ordinance, regulation or requirement of any public authority, or which may be injurious to or adversely affect the quality of the Leased Premises or the Shopping Center; no part of the Leased Premises (especially the electric and plumbing systems, the floor and walls) will be overloaded, damaged or defaced; no holes will be drilled in the stone or brickwork or in concrete; no emission of any objectionable odors, sounds or vibrations will be permitted. Tenant shall procure all licenses and permits required for the use or occupancy of the Leased Premises and the business being conducted therein; the storefront, show windows and signs will be repaired, kept clean, in good condition and lighted; all merchandise and other property will be delivered to or removed from the Leased Premises only by the rear entrance; all garbage, waste and refuse will be kept stored temporarily inside the Leased Premises and then regularly removed at Tenant's expense and, if Landlord opts, only by a contractor designated by Landlord, provided its price is competitive. Tenant will comply with the requirements of law and any requests of governmental agencies or Landlord in its recycling program, if any, Tenant shall comply with all environmental statutes, regulations or ordinances now or hereinafter enacted by government authorities. Tenant shall not permit the release, emission, disposal, dumping or storage of hazardous wastes (as defined in any such laws) into the septic tanks, sewers, or other waste disposal facilities of the Shopping Center or anywhere in the Shopping Center, or permit same to be brought into the Leased Premises at any time, and the provisions of this sentence shall survive the expiration of the Lease Term. Tenant shall keep the Leased Premises free of rodents, vermin, insects and other pests, and provide regular exterminator services at its own expense, and, if Landlord opts, only by an exterminator designated by Landlord provided its price is competitive. Tenant agrees that nothing will be done or omitted which may either prevent the obtaining by Landlord or other tenants of insurance on any part of the Shopping Center or on any personal property thereon, or which may make void or voidable any such insurance, or which may create any extra premiums for any insurance carried by Landlord or other tenants. Tenant will comply with all requirements and recommendations of Landlord's and Tenant's insurance companies and any rating bureau or similar organization, including maintaining and servicing fire extinguishers.

(D) Tenant agrees to; not sell goods, solicit business or distribute advertising matter in the Common Areas; not permit preparation of food or any cooking, baking or frying in the Leased Premises except for incidental cooking for the benefit of Tenant's employees. Tenant shall keep the sidewalks, curbs and ramps (if any) immediately adjacent to the Leased Premises (and also all delivery areas, ramps, loading areas and docks used exclusively by Tenant) in good and safe condition and free from snow, ice, and rubbish. The foregoing shall in no way diminish Landlord's obligations with respect to the Common Areas as set forth in Article 8 hereof. Tenant will not make or suffer any waste of the Leased Premises. Landlord shall not be liable for the act of any other tenant or person who may cause damage to or who may interfere with Tenant's use or occupancy of the Leased Premises or Tenant's business.

10. (A) Utilities. Tenant shall provide and pay for its own heat, air conditioning, water, gas, electricity, sewer, sprinklers and other utilities, including application deposits and installation charges for meters and for consumption or use of utilities. Tenant shall pay its share of sewer charges, if any, reasonably determined by Landlord. Tenant shall keep sufficient heat to prevent the pipes from freezing. If Tenant receives utilities through a meter which supplies utilities to other tenants, Tenant will pay to Landlord Tenant's proportionate share (based on relative square feet size of premises) of the total meter charges. If Tenant receives water from Landlord's well or other sources made available by Landlord (instead of from an independent water company), Tenant shall pay for the water, and all costs and expenses for the maintenance, repair, replacement and installation of tanks, electric costs, machinery, apparatus and facilities shall be included in Yearly Common Area Costs. See Article 32 re Utility Deregulation.

(B) Landlord's Repairs. Weather permitting and subject to Article 25, Landlord shall, within thirty (30) days after receiving written notice from Tenant, commence to make repairs, if necessary, to the foundation, the roof, the exterior of the perimeter demising walls, and the load-bearing structural columns and beams in the Leased Premises, except that if those repairs or replacements arise from (i) repairs, installations, alterations, or improvements by or for Tenant or anyone claiming under Tenant, or (ii) the fault or misuse of Tenant or anyone claiming under Tenant, or (iii) default under the Lease by Tenant, then Tenant shall make such repairs or replacements or, if Landlord elects, Landlord may perform the work for Tenant's account and Tenant shall reimburse Landlord for expenses incurred. In determining Landlord's repair obligations, the expression "roof does not include rooftop heating or air conditioning units or other structures or apparatus on the roof serving the Leased Premises, and "exterior of walls" does not include the storefront, any glass, windows, window sashes or frames, doors, door frames or hardware, trim or closure devices, or any part of the interior side of perimeter walls, all of which shall be Tenant's duty to repair, maintain, and replace. In any event, Landlord's obligation shall be only to make the repairs for which it is hereby obligated, and Landlord shall not be liable for loss of business, loss of sales, loss of profits or for any consequential damages or for damage to or loss of personal property, fixtures or any interior elements of the Leased Premises which are Tenant's responsibility to maintain or repair.

If Landlord fails to make any repairs to the Leased Premises required by Landlord pursuant to Article 10(B) herein, after thirty (30) days written notice from Tenant to Landlord of the necessity for same (except in the case of an emergency, in which case as soon as reasonably practical after Landlord receives written notice from Tenant), and the failure has a material detrimental impact on Tenant's ability to conduct its business. Tenant may make the repairs on Landlord's behalf and upon delivery to Landlord of a paid bill by Tenant for any repairs permitted to be made by it pursuant to this Article. Landlord shall reimburse Tenant for the reasonable expenses incurred by Tenant for the repair. However, if Landlord commences to make such repairs within the thirty (30) day period or if Landlord's failure to make such repairs is addressed by the Force Majure provision of Article 25 of this Lease, Tenant shall not have the right to make such repairs on Landlord's behalf. Nothing contained herein shall be construed to allow Tenant to take an offset against the Rent and other charges due under this Lease; and, nothing contained herein shall be binding upon any mortgagee in possession or purchaser of such mortgagee's rights.

(C) Tenant's Repairs. Subject to Article 10(B), Tenant shall maintain and make all repairs and alterations of every kind with respect to the Leased Premises (including necessary replacements) to keep it in good condition (including the storefront, glass, signs, ceilings, interior walls, interior side of perimeter walls, floor, floor coverings, plumbing, electric, heating and air conditioning, sprinklers and lighting fixtures), and do all required by any laws, ordinances or requirements of public authorities. From the point they serve the Leased Premises exclusively, whether located inside or outside, Tenant shall make all repairs, replacements and alterations necessary to maintain in good condition all lines, apparatus, and equipment relating to utilities (including heating, air conditioning, water, gas, electricity and sewerage). Tenant shall maintain a service contract for the regular seasonal maintenance of the heating, ventilating and air conditioning ("HVAC") system servicing the Leased Premises with a reputable HVAC contractor at all times during the Lease. Additionally, if any air conditioning or heating equipment (or other utility equipment) is damaged by vandalism, fire, lightning or other casualty, Tenant shall repair (and if necessary, replace) the equipment, notwithstanding Article 13. Tenant's sole right of recovery shall be against Tenant's insurers for loss or damage to stock, furniture and fixtures, equipment, improvements and betterments.

(D) Signs; Painting; Displays. No sign, other, advertising or any other thing may be placed by Tenant or anyone claiming under Tenant on the exterior of the Leased Premises or on the interior part of either windows or doors without Landlord's prior written approval, which shall not be unreasonably withheld. Tenant shall not utilize flashing, painted, neon or moving signs or lights. Tenant shall not paint, decorate or mark any part of the exterior. Tenant shall install an exterior lighted sign or signs in compliance with Landlord's specifications and keep the sign(s) (which must first be approved by Landlord in writing) lit to at least 10:00 P.M. or to such later hour as requested by Landlord, on all days of the year.

(E) Alterations. No alterations, installations, additions 9r improvements will be made to the Leased Premises by Tenant without Landlord's prior written approval. All installations, alterations, additions and improvements, whether by Landlord, Tenant or any other person (except only sign panels and movable trade fixtures installed at Tenant's cost) shall become, when made, a part of Landlord's real estate, and on termination of the Lease Term shall be surrendered with the Leased Premises in good condition. Tenant shall not have the right to remove sign boxes. Tenant shall defend, indemnify and save Landlord harmless from and against all claims for injury, loss or damage to person or property caused by or resulting from doing any work. For any work that involves penetration of the roof surface or alterations to the sprinkler system, Tenant shall employ Landlord's contractor. The maintenance of any portion of the roof affected by Tenant's work will be Tenant's responsibility, including repair of areas of the Shopping Center that might be affected due to water penetration through Tenant's roof work.

(F) Permits; Liens. All repairs, installations, alterations, improvements and removals by Tenant will be done in a good and workmanlike manner, only after Tenant has procured all permits. Tenant shall comply with all laws, ordinances and regulations of public authorities and with all Landlord's and Tenant's insurance requirements and with insurance inspection or rating bureaus; and the work shall not adversely affect the structure of the building. Tenant shall pay promptly when due all charges for labor and materials in connection with any work done by or for Tenant or anyone claiming under Tenant, Tenant shall remove, by payment, bonding or otherwise, within ten (10) days after notice, all liens placed on the public record or in any way against Landlord's interest or the Shopping Center resulting from any act of Tenant or from labor or materials being alleged to have been supplied at the request of Tenant or anyone claiming under Tenant, failing which Landlord may remove such lien and collect all expenses incurred from Tenant as additional Rent. Tenant shall protect, defend, save harmless and indemnify Landlord and any fee owner of the Shopping Center from and against all losses, claims, liabilities, injuries, expenses (including legal fees), lawsuits and damages arising out of any lien described above.

11.	Indemnity; Insurance.

(A) Tenant shall protect, defend, save harmless and indemnify Landlord and any fee owner of the Shopping Center from and against all losses, claims, liabilities, injuries, expenses (including legal fees), lawsuits and damages of whatever nature either (i) claimed to have been caused by or resulted from any act, omission or negligence of Tenant or its subtenants, concessionaires, employees, contractors and invitees no matter where occurring, or (ii) occurring in the Leased Premises except if caused by Landlord's negligence. Landlord shall not be liable under any circumstances for any injury or any loss or damage to or interference with any merchandise, equipment, fixtures, furniture, furnishings or other personal property or the business operations of Tenant or anyone in the Leased Premises occasioned by (i) the act or omission of persons occupying other premises, or (ii) any defect, latent or otherwise, in any building or the equipment, machinery, utilities, or apparatus, or (iii) any breakage or leakage of the roof, walls, floor, pipes or equipment, or (iv) any backing up, seepage or overflow of water or sewerage, or (v) flood, rain, snowfall or other elements or Acts of God.

(B) Tenant's Insurance. Tenant shall maintain with financially responsible insurance companies with a Best Rating of not less than A-VI1I licensed to do business in the state where the Leased Premises is located: (i) a commercial general liability insurance policy with respect to the Leased Premises and its appurtenances (including signs) naming Landlord as an additional insured with a limit of not less than One Million ($1,000,000) Dollars; (ii) an umbrella liability insurance policy with a limit of not less than Five Million ($5,000,000) Dollars, naming Landlord as an additional insured; (iii) an insurance policy to cover heating and air-conditioning units against damage for one hundred (100%) percent replacement cost; (iv) an all-risk property insurance policy insuring all merchandise, leasehold improvements, furniture, fixtures and other personal property, all at their replacement cost; and (v) business interruption insurance. Tenant shall deliver these insurance policies or certificates thereof, satisfactory to Landlord, issued by the insurance company to Landlord with premiums prepaid on the signing of this Lease and thereafter at least thirty (30) days prior to each expiring policy. Tenant's failure to deliver the policies or certificates shall constitute a default. All policies of insurance required of Tenant shall have terms of not less than one (1) year.

12. Access to Premises. Landlord shall have the right (but shall not be obligated) to enter the Leased Premises upon reasonable notice (and in case of emergency without notice) to inspect or to show the Leased Premises to prospective purchasers, mortgagees or tenants, or to make any repairs, alterations, or improvements, including the installation or removal of pipes, wires and other conduits serving other parts of the Shopping Center, Commencing six (6) months prior to expiration of the Lease Term, Landlord may maintain "For Rent" signs on the front or any other part of the exterior of the Leased Premises. Landlord further reserves to itself the exclusive right at any time to use the roof, foundation or exterior walls (other than Tenant's storefront) for placing of signs or equipment or for purpose of additional construction.

13. Fire or Other Casualty.

(A) Tenant shall give prompt notice to Landlord in case of fire or other damage to the Leased Premises.

(B) If (i) the Shopping Center buildings are damaged to the extent of more than twenty-five (25%) percent of the replacement cost, or (ii) the Leased Premises are damaged to the extent of more than fifty (50%) percent of the replacement cost, or (iii) the Leased Premises are damaged and Tenant is not operating for business as required by Article 9(C) at the time the damage occurs, or (iv) the Leased Premises are damaged and less than one (1) year of the Lease Term remains unexpired at the time of the fire or other casualty; then in any of such events, Landlord may terminate this Lease by notice to Tenant within ninety (90) days after such event, and on the date specified in the notice this Lease shall terminate. If the damage renders the Leased Premises wholly or

(C) If this Lease is not terminated by Landlord, this Lease shall continue in full force and effect (except for Tenants right to terminate as set forth in Article 13 (C) below. Tenant waives any right conferred by any applicable law to terminate this lease based on the damage), and Tenant shall, immediately on notice from Landlord, remove its fixtures, other property and debris as required by Landlord, and then Landlord shall rebuild the Leased Premises to the condition existing when the Leased Premises was originally delivered to Tenant; and on completion thereof Tenant shall restore Tenant's property and promptly reopen for business. Tenant shall use the proceeds of any recovery on Tenants insurance policies for restoration of improvements made by Tenant to the Leased Premises, and for restoration and/or replacement of Tenant's equipment, trade fixtures and inventory, and to cover any business interruption loss.

(D) The "replacement cost" as used in (B) above shall be determined by a reputable contractor selected by Landlord.

(E) Notwithstanding anything contained in this Lease to the contrary, in the event the structure of the Leased Premises is substantially damaged (50% of the replacement cost or more) as a result of fire or other casualty, to the extent that Tenant cannot reasonable operate its business, and the casualty did not arise out of any act or omission of Tenant, and Landlord has not substantially restored the Leased Premises to the extent it is required to do so under the Lease within six (6) months after the date Landlord obtains all necessary permits to restore the damage. Tenant shall have the right to terminate the Lease by giving 30 days prior written notice to Landlord within thirty (30) days after the six (6) month period. However, if Landlord substantially completes its work and delivers the Leased Premises to Tenant within this thirty (30) day period, Tenant's termination notice shall be deemed a nullity and the Lease shall continue in full force and effect.

Furthermore, in the event (i) the structure of the Leased Premises is substantially damaged (50% of the replacement cost or more) as a result of fire or other casualty during the Lease Year of any term; (ii) and Tenant cannot reasonably operate its business at the Leased Premises and (iii) the casualty did not arise out of any act or omission of Tenant, and (iv) Tenant has not exercised its then next option term, if any, Tenant shall have the right to terminate this Lease by giving thirty (30) days prior written notice to Landlord within thirty (30) days after the date of casualty.

14.	Eminent Domain.

(A) If the whole of the Leased Premises are taken in connection with eminent domain, the Lease Term shall expire when Landlord shall be divested of its title, and Rent shall be apportioned as of that date.

(B) If only part of the Leased Premises is taken in connection with eminent domain, and the ground floor area of the Leased Premises is reduced by more than twenty (20%) percent and the part remaining shall not be reasonably adequate for the operation of Tenant's business, Landlord or Tenant may terminate this Lease by giving the other notice within thirty (30) days after such taking effective as of the date possession of the taken part shall be required for public use; and Rent shall be apportioned as of that date.

(C) Except as expressly set forth below, Tenant shall not have any claim for an award based on the loss of its Leasehold estate. Landlord shall be entitled to all damages in connection with eminent domain except as expressly set forth below. Tenant shall execute any instrument required by Landlord for the recovery of damages and to remit to Landlord any damage proceeds recovered, except, however, Tenant may recover for itself damages for moveable trade fixtures and Tenant's leasehold improvements which were installed by Tenant, provided Landlord's award is not reduced thereby. Landlord represents that as of the date hereof; Landlord has not received notice or written correspondence regarding a threatened taking of the land or buildings within the Shopping Center through eminent domain.

15.	Defaults and Remedies.

(A) Any one of the following shall be a default by Tenant: (1) if Tenant fails to pay Rent or other money within ten (10) days of when due, or if Tenant fails to provide a certificate of insurance or to provide estoppel certificate as required by Article 27 when due but in no event later than ten (10) days after written notice from Landlord of Tenant's failure to deliver XXX or (2) if Tenant fails to perform or observe any agreement or condition on its part to be performed or observed, other than the defaults mentioned in the proceeding clause (1) or in clauses (3) through (8) below, or if Tenant defaults under any other lease or agreement between Tenant and Landlord or an affiliate of Landlord, or (3) if Tenant's leasehold interests is levied on, attached or taken by any proceeds of law, or (4) if Tenant makes an assignment of its property for the benefit of creditors, or (5) if any bankruptcy, insolvency or reorganization proceeding or arrangement with creditors (whether through court or by proposed proposition with creditors) is commenced by or against Tenant, or (6) if a receiver or trustee is appointed for any of Tenant's property, or (7) if this Lease is transferred to or devolves on, or the Leased Premises is occupied by anyone other that Tenant except if specifically permitted by this Lease or (8) if Tenant closes the Leased Premises or ceases doing business on the Leased Premises.

Notwithstanding the foregoing, Landlord will give to Tenant written notice and a ten(10) day opportunity to cure its failure to pay Rent upon the first two occasions to each Lease Year that Tenant does not pay its Rent timely, but Landlord will not be required to give this notice more that two (2) times in any Lease Year.

(B) If (1) a default described in subsection 15(A)(1) or its subsections 15(A)(3) through (7) inclusive occurs, or (2) a default described in subsections 15(A)(2) or 15(A)(8) occurs and continues for more than fifteen (15) days after written notice from Landlord, then in any of such cases Landlord or its agent shall have the right to enter the Leased Premises and dispossess Tenant and all other occupants and their property by legal proceedings, use of reasonable force (under the conditions allowed in Article 25(F) hereof) or otherwise. Tenant hereby waives any claim it might have for trespass or invasion or other damages if Landlord exercises such remedies. Landlord may exercise the remedies just mentioned without terminating this Lease. As an independent cumulative right to obtaining possession without terminating this Lease, Landlord shall have the right to terminate this Lease by giving Tenant written notice specifying the day of termination (which shall be not less than five (5) days from the date of the notice), on which date this Lease and all of Tenant's rights will cease as a conditional limitation, as if that date specified in Landlord's notice was the original date for expiration of this Lease; but in all cases Tenant shall remain liable as hereinafter provided.

In the event, the cure of a non-monetary default under Article 15(A)(2) is possible, but cannot, with due diligence, be accomplished within the fifteen (15) day period described in Article 15(B), Tenant shall have such additional time as is reasonably necessary to complete the cure provided Tenant promptly commences the cure, promptly gives Landlord written notice of its intent to cure the default (but not later than the expiration of the required time period to cure such default set forth above) and proceeds with its best efforts to complete the cure as soon as possible. In no event may this cure period be extended beyond the forty-fifth (45th) day after the notice specified in Article 15(B)(ii) is given.

(C) Notwithstanding any re-entry, dispossession or termination of the Lease by Landlord, Tenant will remain liable for damages to Landlord in an amount equal to the aggregate of all Rents and other charges required to be paid up to the time of such re-entry, dispossession or termination, and for Landlord's damages arising out of the failure of Tenant to observe and perform Tenant's covenants and, in addition, for each month of the period which would otherwise have constituted the balance of the Lease Term, Tenant shall pay any deficiency between the monthly installment of Base Rent plus the Tax Rent, Common Area Rent and all other Rent that would have been payable, less the net amount of the rents actually collected by Landlord from a new tenant, if any. Tenant will not be entitled to any surplus. Furthermore, Tenant will be liable to Landlord for all the expenses Landlord incurs for: legal fees related to obtaining possession and making a new lease with another tenant; brokerage commissions in obtaining another tenant; and expenses incurred in putting the Leased Premises in good order and preparing for re-rental (together herein referred to as "Reletting Costs"). In addition, Landlord may relet the Leased Premises, or any part thereof, for a term which may be less or more than the period which would have constituted the balance of the Lease Term and may grant reasonable concessions or free rent to a new tenant. Landlord's refusal or failure to relet the Leased Premises to a new tenant shall not release or affect Tenant's liability; and Landlord shall not be liable for failure or refusal to relet, or for failure to collect rent under such reletting. Notwithstanding anything contained in Article 15 to the contrary, in the event of Tenant's default and removal from the Leased Premises, Landlord will make reasonable efforts to mitigate its damages as may be required by, and in accordance with, applicable law and in accordance with Landlord's usual business practices. However, Landlord shall not be obligated to lease the Leased Premises, to a tenant for a rent that is less than prevailing market rates or to a tenant whose use, reputation, experience, or financial status Landlord, in its sole judgment, deems undesirable, or to re-let the Leased Premises before leasing other stores Landlord may have available. Nothing contained herein is intended to modify any of Tenant's, obligations or Landlord's remedies under the Lease.

(E) In the event of a breach or threatened breach of the Lease by Tenant, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity. Mention of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

(F) Tenant waives service of notice of intention to re-enter or institute legal proceedings to that end. Tenant waives any rights of redemption as to the Leased Premises granted by any present or future laws. The words "re-enter" and "re-entry" are not restricted to their technical legal meaning. Notwithstanding the foregoing, Landlord may use force to dispossess Tenant only in the following situations: (i) it is pursuant to law or a court order, judgment or decree; or (ii) Tenant has not been operating its business at the Leased Premises open to the public as required by Article 9(C) of this Lease for more than seven (7) business days.

(G) Landlord and Tenant mutually agree that they hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other as to any matters arising out of or in any way connected with this Lease, or their relationship as Landlord and Tenant, or Tenant's use or occupancy, Tenant agrees that no counterclaim or setoff will be interposed in any action by Landlord based on non-payment of Rent, even if such counterclaim or setoff is based on Landlord's alleged breach of a duty to repair or alleged breach of quiet enjoyment, or any other allegation.

(H) Landlord Default. If Landlord fails to perform any of Landlord's obligations under this Lease, and such failure continues for more than thirty (30) days after Tenant's delivery of written notice to Landlord specifying such failure, or such failure is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the failure within such thirty (30) day period and fails to diligently pursue such efforts to complete such, cure), then Tenant may seek through judicial action any remedy available at law or in equity. In no event shall Landlord be liable for loss of business or consequential damages.

16.	Subordination.

(A) This Lease is and shall be subject and subordinate to (i) all ground or underlying leases and all mortgages or other security instruments now or hereafter affecting such leases, and (ii) all mortgages or other security instruments now or hereafter affecting the fee title of the Shopping Center, and (iii) all renewals, modifications, consolidations, replacements and extensions of any such ground or underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessee or by any mortgagee. In confirmation of such subordination, Tenant agrees to execute promptly any instrument that Landlord may request. However, at .the option of Landlord or such mortgagee or ground lessor or secured party, this Lease shall be paramount to such mortgage or ground or underlying lease or other security instrument.

(B) If Landlord transfers its interest in the Leased Premises, or proceedings are brought for foreclosure of any such mortgage or in case of sale in lieu thereof, or termination of any such ground or underlying lease, Tenant shall, if requested, attorn to the transferee, mortgagee, ground or underlying lessor and deliver, without charge, instruments acknowledging the attornment.

(C) Provided Tenant was given notice in writing of the names and addresses to which the notices should be sent, Tenant shall give prompt written notice of any default by Landlord to the holder of all mortgages, ground or underlying leases and security holders if the default is such as to give Tenant a right to (i) terminate this Lease, or (ii) reduce the Rents or any other sums reserved, or (iii) credit or offset any amounts against Rents. Any mortgagee, ground lessor or security holder shall have the right to cure Landlord's default within sixty (60) days after receipt of Tenant's notice; and no such rights or remedies shall be exercised by Tenant until the expiration of said sixty (60) days (or such additional time reasonably required to cure such default),

17. Waiver of Subrogation. Landlord and Tenant hereby release the other and all other persons claiming under it from any and all liability for loss or damage caused by any casualty, even if the casualty is brought about by the fault or negligence of the other or of any persons claiming under the other. Tenant and Landlord will cause their respective insurance companies to endorse their respective insurance policies to permit a waiver of subrogation.

18. ASSIGNMENT OR SUBLETTING. Tenant shall not assign, mortgage, pledge, or otherwise transfer or encumber this Lease or any interest therein, either voluntarily or by operation of law or otherwise, or sublet the whole or any part of the Leased Premises, or permit occupancy by anyone else, without obtaining on each occasion Landlord's prior written consent, which consent Landlord may deny, regardless of commercial reasonableness. Notwithstanding the foregoing, if Tenant requests Landlord's consent to assign this Lease and Tenant has not been in monetary or other material default under the Lease at any time, Landlord shall not unreasonably withhold its consent to on assignment of the Lease to a new occupant of the Leased Premises who would use the Leased Premises for the purpose described in Article 1 (M). If Tenant requests Landlord's consent to sublease the Leased Premises, and Tenant has not been in monetary or other material default under the Lease at any time. Landlord shall not unreasonably withhold its consent provided; (i) the sublessee uses the Leased Premises for the purpose described in Article 1 (M), and (ii) Tenant derives substantially all of its income with respect to the Leased Premises from subleasing substantially all of the Leased Premises, and (iii) the Sub Rent (as defined below) or other amounts received or accrued by Tenant from subleasing the Leased Premises is not based on the income or profits of the subtenant, excluding for this purpose the portion of Sub Rent, if any, based on a fixed percentage or percentages of gross receipts or gross sales of the subtenant. In the event Tenant obtains Landlord's consent to sublet the Leased Premises, and the amount of minimum rent and additional rent payable by the sublessee to Tenant under the sublease (the "Sub Rent") exceeds the aggregate of all Base Rent, Percentage Rent, Tax Rent, and Common Area Rent payable by Tenant to Landlord under this Lease for such period ("Lease Rent"), then Tenant shall promptly remit to Landlord each month, due and payable as additional Rent, the difference between the amount of Sub Rent and the amount of Lease Rent. In no event shall Tenant assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenants leasehold estate hereunder (collectively referred to as a "Transfer") with or to any person, or in any manner, which could cause any portion of the Rent received by Landlord pursuant to this Lease to fail to qualify as "rents from real property" within the meaning of section 856(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision thereto or which would cause any other income of Landlord to fail to qualify as income described in section 856(c)(2) of the Code, and any such Transfer shall be void. In any assignment the assignee must assume this Lease in writing on Landlord's form. Any request for Landlord's consent to assignment or subletting shall be accompanied by payment of Landlord's reasonable administrative and attorneys' fees relating thereto. Notwithstanding an assignment or subletting or occupancy of the Leased Premises by anyone other than Tenant, Tenant shall not be released (nor shall any of Tenant's constituents, partners, or members be released) from any obligations, liabilities or covenants under this Lease and shall continue to remain responsible. Landlord shall have the right to collect Rent from any assignee, subtenant or other occupant without releasing Tenant or waiving any right against Tenant for its default under this Article and without accepting the payor as a permitted tenant. Any transfer of a controlling interest in (i) any corporate stock of; (ii) any partnership interest in; or (iii) any membership interest in Tenant, or a merger, consolidation or liquidation of or by Tenant, either voluntarily or by operation of law, shall be deemed an assignment and require Landlord's consent as stated above. Notwithstanding the foregoing, a public offering of stock, or transfers of stock, on the NYSE, AMEX, NASDAQ stock exchanges, or other nationally recognized stock exchange where shares are publicly traded, shall not be deemed an assignment for purposes hereof. Under any circumstances, Landlord shall not be liable for any money damages to Tenant or Tenant's proposed assignee, transferee or subtenant for refusal to consent to any assignment or transfer of this Lease or transfer of Tenant's corporate stock or sale of Tenant's business or for refusal to consent to any subletting; Tenant's sole remedy shall be specific performance.

19. Surrender and Holding Over.

(A) At the expiration or sooner termination of the tenancy hereby created, Tenant shall surrender the Leased Premises in the same condition as the Leased Premises were in upon delivery of possession thereof to Tenant, reasonable wear and tear excepted, and damage by unavoidable casualty excepted to the extent that the same is covered by Landlord's Property insurance policy, and Tenant shall surrender all keys for the Leased Premises to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. Prior to the expiration or sooner termination of this Lease, Tenant shall remove any and all trade fixtures, equipment and other unattached items which Tenant may have installed, stored or left in the Leased Premises or elsewhere in the Shopping Center, and Tenant shall not remove any plumbing or electrical fixtures or equipment, heating or air conditioning equipment, floor coverings (including but not limited to wall-to-wall carpeting), walls or ceilings, all of which shall be deemed to constitute a part of the freehold and/or leasehold interest of Landlord, nor shall Tenant remove any fixtures or machinery that were furnished or paid for by Landlord (whether initially installed or replaced). The Leased Premises shall be left in a broom-clean condition. If Tenant shall fail to remove, its trade fixtures or other property as provided in this Article 19, such fixtures and other property not removed by Tenant shall be deemed abandoned by Tenant and at the option of Landlord shall become the property of Landlord, or at Landlord's option may be removed by Landlord at Tenant's expense, or placed in storage at Tenant's expense, or sold or otherwise disposed of, in which event the proceeds of such sale or other disposition shall belong to Landlord. In the event Tenant does not make any repairs as required by this Article 19(A), Tenant shall be liable for and agrees to pay Landlord's costs and expenses in making such repairs. Tenant's obligations and covenants under this Article 19(A) shall survive the expiration or termination of this Lease.

(B) If Tenant or anyone claiming under Tenant remains in possession of the Leased Premises after the expiration of the Lease Term, that person shall be a tenant at sufferance; and during such holding over, Base Rent shall be twice the rate which was in effect immediately prior to the Lease Term expiration, which Landlord may collect without admission that Tenant's estate is more than a tenancy at sufferance, and all the other provisions of this Lease shall apply insofar as the same are applicable to a tenancy at sufferance.

20. No Waivers by Landlord. No waiver by Landlord of any breach by Tenant or requirement of obtaining Landlord's consent shall be deemed a waiver of any other provision of this Lease or any subsequent breach of the same provision or a waiver of any necessity for further consent. No payment by Tenant or acceptance by Landlord of a lesser amount than due from Tenant shall be deemed to be anything but payment on account, and Tenant's payment of a lesser amount with a statement that the lesser amount is payment in full shall not be deemed an accord and satisfaction. Landlord may accept the payment without prejudice to recover the balance due or pursue any other remedy. Landlord may accept payments even after default by Tenant without prejudice to subsequent or concurrent rights or remedies available to Landlord under this Lease, at law or in equity. Any acceptance by Landlord of any payment by Tenant after termination or expiration of the Lease Term shall not constitute an acceptance of Rent but rather a payment to Landlord on account of Tenant's use and occupancy of the Leased Premises. All rights and remedies which Landlord may have under this Lease, at law or in equity shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other, and any or all of such rights and remedies may be exercised at the same time.

21. Rules and Regulations. Tenant shall observe and comply with, and cause its employees, agents, subtenants and concessionaires, and their employees and agents, to observe and comply with all reasonable rules and regulations promulgated by Landlord by notice to Tenant; and such rules and regulations shall have the same force and effect as if originally contained in this Lease.

22. Failure of Performance by Tenant. If Tenant shall default under this Lease beyond any applicable notice and cure period expressly set forth herein, Landlord may, at its election, immediately or at any time thereafter, without waiving any claim for breach of agreement, and upon five (5) days notice to Tenant (or in the event of an emergency, without notice to Tenant, cure such default or defaults for the account of Tenant, and the cost to Landlord thereof plus interest at the Default Interest Rate shall be deemed to be additional Rent and payable on demand. Tenant shall pay all reasonable attorneys' fees, costs and expenses incurred by Landlord in enforcing the provisions of this Lease, suing to collect Rent or to recover possession of the Leased Premises, whether the lawsuit or other action was commenced by Landlord or by Tenant,

23. Limitations on Landlord's Liability.

(A) "Tenant" includes the persons named expressly as Tenant and its transferees, successors and assigns. Except as otherwise provided in the next sentence, the agreements and conditions contained in this Lease shall be binding on and inure to the benefit of the parties hereto and their transferees, legal representatives, successors and assigns. "Landlord" means only the then-owner of the lessor's interest in this Lease, and in the event of a transfer by Landlord of its interest in this Lease, the transferor shall be automatically released from all liability and obligations as Landlord subsequent to the transfer.

(B) Notwithstanding anything to the contrary, Tenant agrees it will look solely to Landlord's estate in the Shopping Center as the sole asset for collection of any claim, judgment or damages or enforcement of any other judicial process requiring payment of money. Tenant agrees that no other assets of Landlord shall be subject to levy, execution or other procedures to satisfy Tenant's rights or remedies.

24. Miscellaneous Provisions.

(A) This Lease contains the entire agreement between the parties. No oral statements or representations or written matter not contained in this Lease shall have any force or effect. This Lease cannot be modified or terminated orally, but only by a writing signed by Landlord and Tenant, except for a termination expressly permitted by this Lease. If more than one party executes this Lease as "Tenant", the liability of all such signatories shall be joint and several. Neither this Lease nor any memorandum, assignment or memorandum of assignment thereof shall be recorded in any public records without Landlord's prior written consent. Any obligation of any person shall be performed at its sole cost and expense unless a contrary intent is expressly stated herein. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law. However, if any provision or the application thereof to any person or circumstance shall to any extent be declared by a court to be invalid, the remainder of this Lease shall not be affected. If Tenant is not an individual, the person signing this document on behalf of Tenant represents (by such signature) that he or she has been duly authorized by Tenant to execute this document and that such signature creates a binding obligation of Tenant.

(B) The term "Default Interest Rate" as used in this Lease shall mean Fifteen (15%) Percent per annum or the maximum interest rate permitted by law, whichever is lower.

(D) The submission of this Lease to Tenant for review or Tenant's signature does not constitute a reservation of, or option for, the Leased Premises or a representation that the business terms have been approved by executive officers of Landlord or Landlord's Board of Directors. This Lease shall become effective as a lease or agreement only upon mutual execution and delivery. A lease which is not fully executed and delivered cannot be enforced in any manner and cannot give rise to any rights or remedies.

(E) The provisions of this Lease shall be construed, in all respects, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Lease be conclusively deemed to be the joint product of both parties and their counsel. Furthermore, the parties agree that this Lease may be executed with revision markings (so-called "blacklining") appearing in the execution copy (i.e., deleted text is overstricken and newly-inserted text is underscored or in boldface); such "blacklining" shall not be accorded any significance or taken into account in any way; this Lease shall be construed for all purposes as if all overstricken text were deleted and never included in this Lease and all bold or underscored text were not bold or underscored.

(F) Quiet Enjoyment. Landlord covenants that, upon Tenant's payment of the Rent required hereunder and its performance of all of the terms and conditions of the Lease, Tenant's peaceful and quiet enjoyment of the Leased Premises shall not be disturbed by Landlord or anyone properly claiming by, through or under Landlord. Notwithstanding the foregoing, this provision is subject to all mortgages, encumbrances, easements and underlying leases to which this Lease may be or become subordinate,

25. Unavoidable Delays. Where either party hereto is required to do any act but is untimely in completing the act, the time attributable directly to delays caused by an Act of God, hurricane, tornado, rain, snow, cold or other weather, war, civil commotion, fire or other casualty, labor difficulties, or shortages of labor, materials or equipment, government regulations or other causes beyond such party's reasonable control shall not be counted in determining the time during which such act is to be completed. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made for delays in the collection of such proceeds and awards. The provisions of this Article shall not be applicable at all to excuse or permit delay of the time for Tenant to pay Rent or other money or to obtain and maintain insurance policies. If Landlord is unable to deliver the Leased Premises on or before April 15, 2005, then either party may terminate this Lease by giving thirty (30) days written notice to the other at any time prior to tender.

26. Sole Broker. Tenant represents that no broker, finder, or other person entitled to compensation (other than the Broker identified in Article 1) was involved in this Lease, and that no conversations or prior negotiations were had with any broker, finder or other possible claimant other than the Broker concerning the renting of the Leased Premises. Tenant shall defend, indemnify and hold Landlord harmless against any claims for compensation (including legal fees incurred by Landlord) arising out of any conversations or negotiations had by Tenant with anyone other than the Broker.

27. Estoppel Certificates. From time to time, within ten (10) days following written notice, Tenant shall deliver to Landlord a signed and acknowledged written statement certifying: the date of this Lease and that this Lease is in full force and effect and unmodified except as stated; the monthly Base Rent payable during the Lease Term; the date to which the Rent and other payments have been paid; whether Landlord is in default, or if there are any offsets, defenses, or counterclaims claimed by Tenant, and if a default, offset, defense, or counterclaim is claimed, specifying the specific nature and default; and stating any additional matters requested by Landlord or a mortgagee.

28. Shopping Center Changes. Neither Exhibit A nor this Lease is a warranty by Landlord that the Shopping Center will remain as shown. Landlord may relocate, increase, reduce or otherwise change the number, dimensions, or locations of the parking areas, drives, exits, entrances, walks and other Common Areas or buildings, If Landlord desires to modernize the facade of the Shopping Center, Tenant shall, upon request of Landlord, install a new exterior sign and improve its storefront, following the design of Landlord's architect. Landlord reserves the right to use portions of the Common Area for construction-related activities and to erect temporary scaffolding in front of the Leased Premises. Tenant waives any claim for rent abatement, loss of business or damages arising out of any reasonable and temporary inconvenience allegedly experienced by Tenant during the course of any alteration, improvement or modernization, or during any repair activities in which Landlord is engaged.

29. Notices. All notices intended to impose liability on the other party or exercise a right ("Notice") shall be in writing and sent by certified or registered mail, return receipt requested, or delivered by a nationally recognized overnight courier (such as Federal Express or UPS) and in order to be effective a copy of any notice of Landlord's default must be sent by Tenant to the holders of any mortgages, ground leases or security interests as per Article 16(C). Notices shall be sent to the address set forth in Article 1 or to such other address as may be designated by notice. Notices shall be effective the day after the notice was sent, or if by courier delivery, the day delivered, The purported giving of notice or exercise by Tenant of any right, option or privilege by any means other than written notice given in strict compliance with this Article shall be null, void and of no force or effect, even if any such other means of communication succeeds in conveying actual notice. If courier delivery is refused or not able to be made, the day delivery was first attempted shall be deemed the delivery date.

(END OF RIDER A)

SEE RIDER B ATTACHED HERETO AND HEREBY MADE A PART OF THIS LEASE.

RIDER B

30. Notwithstanding anything provided herein, if there is any discrepancy between Rider "A" and Rider "B", Rider "B" shall prevail.

31. Sign Criteria - Reference to Article 10(D). (A) Tenant must obtain Landlord's written approval of its sign design drawings prior to the fabrication and installation of Tenant's sign. The drawings must include the dimensions, color, style and types of materials to be used. The sign shall be placed in the designated area in such a manner that it does not extend above the parapet or facade and does not exceed 2/3 of Tenant's storefront. The plans and permits for, and the installation of, Tenant's sign shall all be at Tenant's sole cost and expense. The sign shall be governed by all applicable provisions of this Lease, including, but not limited to, Tenant's duty to repair (Article 10) and insure (Article 11) the sign. The sign shall be subject to all governmental authorities' codes and restrictions.

(B) Upon the expiration or sooner termination of this Lease, Tenant shall remove its sign and restore the sign band/fascia to its original condition.

32. Utility Deregulation.

(A) Landlord Controls Selection. Landlord and Tenant acknowledge that new utility deregulation may allow Landlord to change electric service providers in the future. If such deregulation goes into effect, Landlord shall have the right at any time and from time to time during the Lease Term to either (I) contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an "Alternate Service Provider") or (ii) continue to contract for service from the present electric utility company (the "Electric Service Provider"). In the event that the entire Shopping Center is required to be serviced by the Alternate Service Provider, Tenant agrees to contract for service from the Alternate Service Provider.

(B) Tenant Shall Give Landlord Access. Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider, at ail times as reasonably necessary, and allow the foregoing to have reasonable access to any and all electric lines, feeders, risers, wiring, and any other machinery within the Leased Premises.

(C) Landlord Not Responsible for Interruption of Service. Landlord shall not be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Leased Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant's requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

(D) Notwithstanding the foregoing, if a utility service provided by Landlord is interrupted for a period of more than 48 hours as a result of a negligent act or omission of Landlord, or its agents, contractors, or employees, and not resulting from; (a) Landlord having exercised its rights pursuant to Article 32(A) above, (b) force majeure or unavoidable delay (as defined in the Lease, see Article 25)), (c) an act of the Electric Service Provider or Alternate Service Provider, or (d) any other condition beyond Landlord's control, and: (i) such interruption prevents Tenant from operating its business at the Leased Premises. (ii) Tenant promptly gives written notice to Landlord of the condition, and (iii) Landlord has not restored such service within 48 hours following receipt of Tenant's notice (the "Cure Period"), then Tenant shall not be obligated to pay Base Rent from the expiration of the Cure Period until the situation is sufficiently remedied so that Tenant could reopen for business.

33. PLANS AND SPECIFICATIONS.

(A) Within ninety (90) days after Lease Commencement Date, Tenant shall submit to Landlord, for Landlord's written approval the following items (hereinafter collectively referred to as "Required Items"):

1. Complete detailed drawings and specifications in sufficient detail for Tenant to obtain all necessary building permits (hereinafter collectively referred to as "Plans") for all the work to be done by Tenant to the Leased Premises. Each of Tenant's Plans submissions shall include two sets of full-size construction drawings and specifications, as well as one set of computerized construction drawings saved on a CD ROM in .DWG or .DXF file format.

2. A contractor's "Payment and Performance Bond" in favor of Landlord as obligee, in form approved by Landlord, issued by a surety company satisfactory to Landlord, guaranteeing completion of Tenant's work In accordance with the Plans free of liens and security agreements.

3. A comprehensive general liability insurance policy from Tenant's contractor's insurer (with a rating of not less than A-8) naming Landlord as additional insured for at least $3,000,000 combined single limit for bodily Injury and property damage and contractor's Workers' Compensation and Occupational Disease insurance with statutory limits and employer's liability with a limit of at least $1,000,000.

4. The general contractor's written indemnity agreement in the form attached hereto as Exhibit "B-1" that the contractor shall Indemnify, defend, save and hold harmless Landlord, its mortgagee, agents, employees and assigns, from all liabilities, claims, losses, liens, damages and suits of whatsoever nature for personal injury, death or property damage alleged to arise out of the work performed under the contract, whether by contractor or by any subcontractor, and whether asserted against Landlord or contractor.

(B) Landlord shall inform Tenant of any objections to the Required Items within thirty (30) days after receipt of all such Items. If Tenant fails to deliver any of the Required Items timely, then Landlord shall have the right to terminate this Lease. Furthermore, Landlord shall have no obligation to review Tenant's Plans unless and until Landlord is in receipt of all Required Items. Tenant, within thirty (30) days of receiving Landlord's objections to the Required Items, shall deliver to Landlord corrected Required Items, which Landlord shall accept or reject within the next fifteen (15) days.

(C) Tenant must obtain Landlord's written approval of all Required Items prior to commencing any of its work at the Leased Premises. Landlord's approval of Tenant's Plans shall not constitute an affirmation by Landlord that they conform to law or impose any liability on Landlord. Upon Landlord's approval of the Required Items Tenant shall immediately apply for all permits necessary for its work. After the permits are issued and Landlord has completed the work, if any, that it has specifically agreed in this Lease to do, Tenant shall promptly commence and complete Tenant's work in conformity with the Plans, building department requirements and all relevant laws and regulations.

(D) Tenant shall comply with all legal requirements during its work and, when completed, Tenant's work must comply with all laws, ordinances, regulations or orders of public authority, and with the requirements of the appropriate Fire Insurance Rating Organization and Landlord's insurance company. Prior to opening for business, Tenant shall obtain and deliver to Landlord: (a) Tenant's affidavit that all work, labor and materials have been paid for, (b) final lien waivers, as well as paid invoices or statements, from all contractors and subcontractors who performed work at the Leased Premises and all materialmen and suppliers who provided materials and/or equipment used in connection with Tenant's work at the Leased Premises, and (c) a copy of the certificate of occupancy (or its local equivalent) for the Leased Premises. If a temporary Certificate of Occupancy is issued, Tenant shall deliver a copy of that document to Landlord and then, upon issuance of a permanent Certificate of Occupancy, immediately forward a copy of it to Landlord.

(E) If Landlord or its representative inspects the Leased Premises and determines that Tenant's work is not being done in accordance with the approved Plans, Tenant shall correct any deficiencies or omissions immediately.

(F) Tenant shall not permit any mechanic's or other lien to be filed either against the Leased Premises or the Shopping Center or Tenant's leasehold interest by reason of work, labor, services or materials supplied. If any lien is filed, Tenant shall, within ten (10) days after notice of the filing, cause it to be discharged of record, failing which Landlord, in addition to any other right or remedy, may (but shall not be obligated to) discharge such lien by deposit, bonding proceedings or by payment of the claimed amount for Tenant's account. Any amounts so paid, together with interest at the Default Interest Rate from the date of payment, shall be paid by Tenant to Landlord on demand as additional Rent. Nothing herein shall be construed as the consent or request of Landlord to any contractor, subcontractor, laborer or materialmen to perform work or furnish materials. Furthermore, nothing herein shall give Tenant the authority to contract for or permit the rendering of any service or furnishing of any material that could give rise to the filing of any lien.

(G) Tenant shall require its general contractor to furnish to both Tenant and Landlord on completion of the work a guaranty, for a period of one (1) year from final completion of all work, that all work and materials will be free from all defects and that all apparatus (e.g., air-conditioning equipment) will develop capacities and characteristics specified in the approved Plans upon use, and that whenever within one (1) year of the final acceptance of the work, contractor Is notified in writing by either Landlord or Tenant that any equipment, material or workmanship is defective or in some way does not meet specifications, contractor shall immediately replace, repair or otherwise correct the defect or deficiency without cost to Landlord.

(H) In the event Tenant's work involves the construction of a demising wall, Tenant shall physically indicate the proposed location of the demising wall on the floor of the Leased Premises, notify Landlord's architect that the location has been marked and that construction of the wall is about to begin, and give Landlord's architect a reasonable opportunity to come to the Leased Premises and inspect the proposed placement of the wall.

(I) For any Tenant work that involves penetration of the roof surface, Tenant shall employ Landlord's roofing contractor, thereby ensuring that the roofing bond and/or warranty will remain in full force and effect, The maintenance of Tenant's roof work will be the sole responsibility of Tenant and shall include the repair of adjoining areas that might have been affected due to water penetration through Tenant's roof work.

(J) In the event Tenant must obtain a zoning variance, waiver or other change in order to use the Leased Premises for the purposes described in Article 1(M), or for any work Tenant desires to perform at the Leased Premises, Tenant shall first obtain Landlord's written approval, not be unreasonably withheld or delayed, prior to seeking such a change. If Landlord's consent is given, Landlord agrees to cooperate with Tenant in such application and Tenant agrees to: (1) keep Landlord advised of all developments as they occur, (ii) provide Landlord with an opportunity to review all documents before they are filed, and (iii) give Landlord a reasonable amount of notice before any hearings are held so that Landlord's representative shall have an opportunity to attend. Tenant shall not be permitted to enter into any agreements that affect the use, access, or condition of the Shopping Center without first obtaining Landlord's written consent, and any attempt to do so shall constitute a default under the Lease.

34. Texas Department of Licensing and Regulation Inspections. Tenant acknowledges that the Texas Department of Licensing and Regulation (the "Department") requires, upon submitting a building permit application to the local municipality, that an inspection be conducted by the Department to ensure that the Leased Premises complies with the Americans With Disabilities Act (the "ADA") and the regulations promulgated thereunder, and to the extent the Leased Premises do not comply, that it will be brought into compliance. In the event that Tenant, whether at the beginning of the Lease Term, or at any time during the Lease Term, desires to perform work which requires the submittal of a building permit application to the local municipality, then Tenant shall provide Landlord with a copy of the inspection application form submitted to the Department along with a copy of the check showing Tenant has paid the required inspection fee, as well as a copy of the final Notice of Substantial Compliance Certificate, and failure to do so shall constitute a default under the Lease. Furthermore, if the Department's inspection requires modifications to be made to the Leased Premises so as to comply with the ADA, then Tenant shall be responsible to perform any such necessary modifications. Tenant shall defend, indemnify and hold Landlord harmless from all loss, costs, actions, damages or claims which Landlord may be subject to as a result of Tenant failing to timely comply with the provisions of this Article.

36. Tenant Improvement Allowance. In consideration of Tenant finishing, furnishing, fixturing and equipping the Leased Premises as a first class retail store insurance office, Landlord agrees to pay Tenant, provided Tenant is not in default, the sum of Two Hundred Three Thousand Three Hundred Seventy Dollars ($203,370.00), in the manner set forth below:

(A) Once Tenant (i) has properly completed fifty (50%) percent of the Tenant's initial improvements to the Leased Premises, Landlord shall pay to Tenant one-half of the Tenant improvement allowance, in the amount of One Hundred One Thousand Six Hundred Eighty-Five ($101,685.00) Dollars upon Landlord's receipt of:

b)
partial lien waivers, as well as paid invoices or statements, from the contractors and subcontractors who performed the work for which this payment is being made and the materialmen and suppliers who provided the materials used for this work.

c)
Tenant's written request to Landlord's Leasing Representative for the Shopping Center, which written request must specifically reference this Article and contain the documents set forth in (a) and (b) above.

(B) Landlord shall pay to Tenant the remaining one-half of the Tenant improvement allowance, in the amount of One Hundred One Thousand Six Hundred Eighty-Five ($101.685.00) Dollars upon Tenant accomplishing the following:

a)
Completing all of the work pursuant to all of the terms and conditions of this Lease (including installation of a Landlord approved exterior storefront sign) and delivering to Landlord a final Certificate of Occupancy and any other approvals required by local government agencies (e.g. the fire department) to operate Tenant's business;

b)
Furnishing Landlord with Tenant's affidavit that all work, labor and materials have been paid for, and delivering to Landlord final lien waivers, as well as paid invoices or statements from (i) all contractors and subcontractors who performed work at the Leased Premises; and (ii) all materialmen and suppliers who provided materials and/or equipment used in connection with Tenant's work at the Leased Premises;

c)	Submitting to Landlord the insurance certificate required under Article 11 of the Lease;

d)	Fully fixturing, stocking and staffing the Leased Premises and opening for business to the public; and,

e)	Paying the first installments of Common Area Rent and Tax Rent after the Triple Net Rent Commencement Date has occurred,

f)
Tenant's written request to Landlord's Leasing Representative for the Shopping Center, which written request must specifically reference this Article and contain the documents set forth in (a), (b), (c) above.

g)
Furnished Landlord with a copy of: (i) the inspection application form submitted to the Texas Department of Licensing and Regulation, (ii) a copy of the check showing Tenant has paid the required inspection fee, (iii) a copy of the final Notice of Substantial Compliance Certificate, and (iv) proof that all work which has been required to be performed by the Department has been completed; and

h)
Sent a written request to Landlord's Leasing Representative for the Shopping Center, which a written request must specifically reference this Article and contain the documents set forth in (a), (b), (c) and (g) above.

37. Possession. Tenant acknowledges that the Leased Premises is presently occupied by another tenant (the "Existing Tenant") under a different lease. Landlord is in the process of recapturing the Leased Premises from the Exiting Tenant. In the event Landlord is delayed in obtaining possession of the Leased Premises from the Existing Tenant, then Landlord will be delayed in delivering possession of the Leased Premises to Tenant. Notwithstanding anything contained in Articles 1 or 7 to the contrary, Landlord shall not tender possession of the Leased Premises to Tenant until Landlord has obtained possession of the Leased Premises from the Existing Tenant. If Landlord fails to tender possession of the Leased Premises to Tenant on or before April 15, 2005, then either party shall have the right to terminate this Lease on thirty (30) days prior written notice to the other party at any time thereafter and prior to tender.

38. Employee Parking - Reference Article 8(C) and Article 15. Tenant's employees shall only be permitted to park their cars in the areas designated by Landlord on Exhibit "A" as Designated Employee Parking Area. Landlord makes no representations that the Designated Employee Parking Area and Common Area will remain as shown and Landlord has the right in its sole and exclusive discretion to make any modifications or changes thereto at any time. Tenant shall inform its employees of the Designated Parking Areas promptly after the Lease Commencement Date.

39. Intentionally Deleted.

40. Satellite Dish. (A) For use in its business operation, Tenant may affix an antenna or satellite dish ("Dish") on the exterior of the Leased Premises in a location designated by Landlord provided that:

(i) Tenant obtains Landlord's prior written approval, not to be unreasonably withheld or delayed, of its plans showing the location, size, design, and method of installation of the Dish (Tenant agreeing to use the smallest Dish available in the region); and Tenant obtains all necessary permits and complies with all laws, ordinances and building codes and delivers copies of these documents to Landlord within ten days of installation:

(ii) The Dish will be mounted on the rear wall of the Leased Premises, unless Landlord agrees in writing to permit Tenant to mount the Dish on the roof of the Leased Premises. In which case the roof membrane and surface must remain undisturbed so as to ensure that the roofing bond and/or warranty will remain in full force and effect and in any event, neither Tenant, nor its contractors, employees, or agents will go on the roof at any time in the process of installing, servicing, or repairing the Dish without being accompanied by an authorized representative of Landlord or Landlord's roofing contractor (Tenant hereby agreeing to pay the reasonable fee charged by the roofing contractor for the service); and

(iii) If requested by Landlord, Tenant shall obtain appropriate engineering studies prior to Installation of the Dish, showing that the wall (or roof) can support the Dish, and Tenant shall furnish these reports to Landlord prior to installation;

(iv) Tenant required its Dish installer to carry worker's compensation Insurance and liability insurance satisfactory to Landlord naming Landlord as an additional insured on the Installer's Insurance policies; and causes Tenant's insurer to endorse Tenant's insurance policies required in the Lease to also cover the dish and the indemnity provision contained in this Article.

(v) Tenant shall be responsible for all injury to persons or damage to property, and shall indemnify, defend and hold Landlord harmless (except for liability arising out of a negligent act of Landlord) from and against all damages, losses, claims, liabilities, injuries, expenses (including legal fees and court costs) of every nature whatsoever arising out of the installation, maintenance or operation of the Dish or arising in any way out of the existence of the Dish;

(vi) The Dish shall remain the property of Tenant upon the termination of the Lease. Tenant shall remove the Dish and repair any marks or damage caused by the installation and/or removal of the Dish;

(vii) The Dish will not interfere with the business, visibility and operation of any other tenant of the Shopping Center (including their equipment) and, if so requested by Landlord, Tenant agrees to install any reasonable screening devices to ensure that the equipment cannot be viewed by the public.

(viii) Nothing contained herein shall operate to limit Landlord's right to change or alter the Shopping Center in any way, and Tenant shall, upon twenty days written notice from Landlord, relocate its Dish as reasonably directed by Landlord;

(ix) This consent shall apply only to the Dish being considered on the date Landlord approves the plans for the installation of the Dish; if Tenant wishes to replace the Dish, Tenant must obtain Landlord's prior written consent not to be unreasonably withheld or delayed, to the new Dish; and

(x) Landlord has consented to the installation of the Dish based upon Tenant's representation that no reasonable person could claim that harmful radiation could be emitted from the Dish; if any such claim is made, Tenant will immediately remove the Dish.

41. Elevator Maintenance. Notwithstanding anything contained in Articles 7 and 10 to the contrary, if i) the elevator presently located within the Leased Premises fails to operate during the term of this Lease; ii) the failure is not due to an act or omission of Tenant or its agents, employees or contractors; iii) promptly after signing this Lease, Tenant obtained (and has continually maintained) a service contract for regular maintenance of the elevator (as per manufacturer's recommendation), by a reputable elevator service company (see Article 10 (C)), and Tenant delivers to Landlord a copy of the contract; and iv) Landlord receives written notice from Tenant within three days of the failure, Landlord shall restore the elevator to operation condition. Upon Landlord's replacement of the elevator at the Leased Premises, Landlord shall have nor further maintenance obligations with respect to same.